  Exhibit 10.4

Security Agreement

Security Agreement, dated as of June 7, by ParkerVision Inc., a Florida corporation ("Pledgor"), in favor of Mark Fisher (the "Recipient").

WITNESSETH:

WHEREAS, the Pledgor is party to a Convertible Promissory Note dated June 7, 2019 (the “Note”) and desires to grant a security interest in certain of Pledgor’s patents to Recipient.

Now, THEREFORE, in consideration of the promises and to induce the Recipient to enter into the Note, the Pledgor hereby agrees with the Recipient as follows:

SECTION 1. Grant of Security Interest. As security for prompt and complete payment of the Note, made by Pledgor in favor of Recipient (the “Note”), Pledgor does hereby pledge, collaterally assign and grant to the Recipient, its successors and assigns, a continuing security interest in all of its right, title or interest in, to or under all of the following assets, regardless of where located (collectively, the “IP Collateral”):

(a) Patents of the Pledgor listed on Schedule I attached hereto; and

(b) all proceeds of any and all of the foregoing.

SECTION 2. Termination. Upon the payment or conversion in full of the Note, the Recipient shall promptly execute, acknowledge, and deliver to the Pledgor an instrument or instruments (in recordable form, if necessary) releasing the collateral pledge, grant, assignment, lien and security interest in the IP Collateral.

SECTION 3. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of Florida, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Pledgor and the Recipient have caused this Security Agreement to be duly executed and delivered by their duly authorized officer as of the date first set forth above.

PARKERVISION INC., as Pledgor

 By:      /s/Jeffrey Parker ______
            Name: Jeffrey L Parker
 Title:   Chief Executive Officer

Recipient

By:      __/s/ Mark Fisher_______
Name: Mark Fisher

SCHEDULE 1
to
SECURITY AGREEMENT

United States Patent Registrations:

Title	PatentNumber	GrantDate
Method and system for down-converting an electromagnetic signal, and transforms for the same, and aperture relationships	7.865.177	1/4/2011
Method and circuit for down-converting a signal	7.218.907	5/15/2007
Methods and systems for down-converting a signal using a complementary transistor structure	8,190,116	5/29/12
Method and system for frequency up-conversion with modulation embodiments	7,039,372	5/2/2006
Method and system for frequency up-conversion	6,091,940	7/18/2000